2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

April 8, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Meeting”) of SEACOR Holdings Inc. (the “Company”), which will be held at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, NY 10153, on May 20, 2010, at 9:00 a.m., Eastern time. All holders of record of the Company’s outstanding common stock at the close of business on March 22, 2010, will be entitled to vote at the Meeting.

Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.

Whether or not you expect to attend the Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

We hope that you will be able to attend and look forward to seeing you at the Meeting.

Sincerely,

Charles Fabrikant
Chairman of the Board

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

SEACOR Holdings Inc.
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 20, 2010
________________________

April 8, 2010

To Our Stockholders:

The 2010 Annual Meeting of Stockholders (the “Meeting”) of SEACOR Holdings Inc. (“SEACOR”) will be held on Thursday, May 20, 2010, at 9:00 a.m., Eastern time, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, for the following purposes:

1.	To elect nine directors to serve until the 2011 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as SEACOR’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Meeting and any adjournments thereof.

Only holders of record of SEACOR common stock at the close of business on March 22, 2010 will be entitled to notice of and to vote at the Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying proxy statement for the place where the list of stockholders may be examined.

Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Meeting, so that your shares of SEACOR Common Stock may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

For the Board of Directors,

Paul L. Robinson
Corporate Secretary

SEACOR Holdings Inc.

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316
_________________________

PROXY STATEMENT
_________________________

Annual Meeting of Stockholders
To be Held on May 20, 2010

SOLICITATION OF PROXIES, VOTING AND REVOCATION

General

This Proxy Statement and the enclosed proxy card are being furnished to holders of record of the common stock, $.01 par value per share (the “Common Stock”) of SEACOR Holdings Inc., a Delaware corporation (the “Company” or “SEACOR”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2010 Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, May 20, 2010, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 20, 2010.

Voting

The Board has fixed the close of business on March 22, 2010 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy authorized in writing. Attendance at the Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

As of the Record Date, there were 60,000,000 shares of Common Stock authorized, of which 22,665,859 were issued and outstanding. The Company has no other voting securities issued or outstanding.

A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours, for ten days prior to the date of the Meeting, at the offices of the Company, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein.

Election to the Board requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. Only votes for a director or withheld are counted in determining whether a plurality has been cast for such director. Abstentions and “broker non-votes,” described below, are not counted for purposes of the election of directors and will not affect the outcome of such election.

For matters other than the election of directors, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is required for approval of those matters. Because abstentions are treated as shares of Common Stock present or represented and voting, abstaining has the same effect as a negative vote. “Broker non-votes” are counted on routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present) on other, non-routine matters.

On routine matters, brokers have the discretion to vote shares held in “street name” – a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of the independent registered public accounting firm and other routine matters.

If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of management’s nominees named under “Proposal No. 1 – Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card, and FOR Proposal No. 2 – “Ratification of Appointment of Independent Auditors” in this Proxy Statement and listed under Item 2 of the enclosed proxy card. If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspectors of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

A stockholder who so desires may revoke such stockholder’s proxy at any time before it is exercised at the Meeting by: (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card, or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) to vote in person.

Internet Proxy

This Proxy Statement and the Company’s 2009 Annual Report are available on the Internet at www.seacorholdingsinvestors.com.

In addition, you may find information on how to obtain directions to be able to attend the Meeting and vote in person by submitting a query via e-mail to Investor_Relations@ckor.com.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

About SEACOR’s Governance Practices

The Board believes that there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain discretion and authority to modify the Board's leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to have Mr. Fabrikant serve as both Chairman and Chief Executive Officer. The independent directors determined to elect a director to serve in the role of Lead Director (as described in the Company’s Corporate Governance Guidelines, which are available on the Company’s website). The Lead Director, supported by the chairs of the independent committees of the Board, is responsible for assessing Mr. Fabrikant’s performance and protecting against potential management conflicts. Currently, Oivind Lorentzen serves as Lead Director. Mr. Lorentzen is knowledgeable about the Company’s business and the shipping industry in general, having been the President of Northern Navigation America, Inc., an investment management and ship agency company concentrating in specialized transportation and structured finance since 1990. Mr. Lorentzen also serves as Chair of SEACOR’s Audit Committee, a role that the Board believes complements his Lead Director role. As Lead Director, Mr. Lorentzen confers with the Chairman, convenes and chairs executive sessions of the independent directors, serves as a liaison between the independent directors and Mr. Fabrikant, as appropriate, including the provision of consolidated feedback from executive sessions of the independent directors to the Chairman, and is available in appropriate circumstances to discuss or otherwise communicate about corporate governance matters with the Company’s Stockholders.

In addition to the role that the Lead Director has with regards to the Board, the chairman of each of the three wholly independent key committees of the Board and each individual director are all responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.

The Board has adopted other significant governance processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at every Board meeting, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and Board leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on the Company’s website. The Board has also provided mechanisms for shareholders to communicate in writing to the Lead Director, to the non-management and/or independent directors, and to the full Board on matters of significance. These processes are also outlined on the Company’s website.

The agenda for each Board meeting and the schedule of meetings is available to directors in advance so that they may review and request changes. Directors also have unrestricted access to management at all times and communicate informally with management on an assortment of topics.

The Board has in place a succession planning process that includes ongoing consultation with the Chief Executive Officer and the development of candidates to address future developments and emergency situations.

Risk Oversight

The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.

The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions, and initiation of new business lines. The Chief Executive Officer, with the assistance of the Chief Financial Officer, Senior Vice Presidents, Business Unit Leaders, the General Counsel and other key executives, is responsible for, among other risk management measures:

•	obtaining appropriate insurance coverage;

•	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company’s operations; and

•	evaluating and identifying risk related to the Company’s capital structure, in light of a rigorous assessment of its business activities.

The Board routinely reviews and evaluates its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Chief Executive Officer and members of the Board both through informal communications, such as email and in-person meetings, and during formal Board meetings. The Board receives quarterly reports from Business Unit Leaders that include a review of risk management issues unique to each Business Unit. Business Unit Leaders also make formal presentations to the Board at least once per year. In addition, the Board meets with a broad group of the Company’s managers at least once a year to permit directors to discuss Company matters in an environment more informal than the typical formal meeting. Several Board members are intimately familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in a dialogue with the Chief Executive Officer and Business Unit Leaders regarding such risks.

The Audit Committee, together with management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meets privately with Company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, Business Unit Leaders work closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on Company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.

The Board believes that management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective and thereby manage and observe the most substantive risks at each level within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of Common Stock by: (i) all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer (as defined herein) of the Company named in the Summary Compensation Table set forth below under “Executive Compensation,” and (iv) all directors and executive officers of the Company as a group (16 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of March 22, 2010.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class

Charles Fabrikant (3)	1,159,954	5.12%
Randall Blank (4)	93,284	*
Pierre de Demandolx (5)	33,500	*
Dick Fagerstal (6)	63,572	*
Richard Fairbanks (7)	50,500	*
John Gellert (8)	186,241	*
Michael Gellert (9)	243,358	1.07%
John C. Hadjipateras (10)	35,500	*
Oivind Lorentzen (11)	37,500	*
Andrew R. Morse (12)	53,031	*
Christopher Regan (13)	19,095	*
Paul L. Robinson (14)	14,409
Richard Ryan (15)	37,023	*
Stephen Stamas (16)	20,375	*
Steven Webster (17)	34,587	*
Steven J. Wisch (18)	31,100	*

Kensico Capital Management Corporation (19)	2,005,840	8.85%
55 Railroad Avenue, 2nd Floor Greenwich, CT 06830

Baron Capital Group, Inc. (20)	1,843,342	8.13%
767 Fifth Avenue, 49th Floor New York, New York 10153

BlackRock, Inc. (21)	1,717,252	7.58%
40 East 52nd Street New York, NY 10022

Wellington Management Company, LLP (22	1,149,042	5.07%
75 State Street Boston, MA 02109

All director nominees and executive officers as a group (16 persons)	2,113,029	9.32%
___________________________

*	Less than 1.0%.

(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2)
The information contained in the table above reflects “beneficial ownership” of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days after the date of this Proxy Statement.

(3)
Includes 502,536 shares of Common Stock that Mr. Fabrikant may be deemed to own through his interest in, and control of, (i) Fabrikant International Corporation (“FIC”), of which he is President, the record owner of 372,727 shares of Common Stock, (ii) the E Trust, of which he is trustee, the record owner of 3,789 shares of Common Stock, (iii) the H Trust, of which he is trustee, the record owner of 3,789 shares of Common Stock, (iv) VSS Holding Corporation (“VSS Holdings”), of which he is President and sole stockholder, the record owner of 103,236 shares of Common Stock, and (v) 18,995 shares of Common Stock owned by his mother over which he has discretion. Also includes 129,200 shares of restricted stock over which Mr. Fabrikant exercises sole voting power and 225,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable.

(4)
Includes 8,422 shares of restricted stock over which Mr. Blank exercises sole voting power and 40,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(5)	Includes 30,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(6)
Includes 10,640 shares of restricted stock over which Mr. Fagerstal exercises sole voting power and 28,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(7)
Includes 17,500 shares of Common Stock of which Mr. Fairbanks may be deemed to own through a trust of which he is a trustee and 30,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(8)
Includes 49,400 shares of restricted stock over which Mr. Gellert exercises sole voting power and 97,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(9)
Includes 120,000 shares of Common Stock owned by Windcrest Partners, of which Mr. Gellert is one of two general partners, 28,952 shares of Common Stock owned by his wife and 30,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(10)
Includes 2,000 shares of Common Stock that Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee and 27,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(11)	Includes 24,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(12)	Includes 27,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(13)
Includes 5,095 shares of Common Stock that Mr. Regan may be deemed to own through a trust held for his children and 12,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(14)
Includes 8,700 shares of restricted stock over which Mr. Robinson exercises sole voting power and 4,700 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(15)
Includes 9,640 shares of restricted stock over which Mr. Ryan exercises sole voting power and 20,500 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.

(16)	Includes 18,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(17)	Includes 12,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(18)	Includes 18,000 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

(19)
According to a Schedule 13G amendment filed jointly on February 16, 2010 by Kensico Capital Management Corporation (“Kensico”), Michael Lowenstein (“Mr. Lowenstein”) and Thomas J. Coleman (“Mr. Coleman”), these shares of Common Stock are held for the accounts of Kensico Partners, L.P., Kensico Associates, Kensico Offshore Fund, Ltd., and Kensico Offshore Fund II. Kensico, Mr. Lowenstein and Mr. Coleman have shared voting and dispositive power as to all such shares of Common Stock.

(20)
According to a Schedule 13G amendment filed jointly on February 4, 2010, by Baron Capital Group, Inc. (“BCG”), Bamco, Inc. (“Bamco”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Mr. Baron”), the filers are collectively the beneficial owners of more than 5% of the outstanding Common Stock. BCG and Mr. Baron have shared voting power with respect to 1,723,342 shares of Common Stock and shared dispositive power with respect to 1,843,342 shares of Common Stock. Bamco has shared voting power with respect to 1,637,800 shares of Common Stock and shared dispositive power with respect to 1,752,800 shares of Common Stock. BCM has shared voting power with respect to 85,542 shares of Common Stock and shared dispositive power with respect to 90,542 shares of Common Stock.

(21)
According to a Schedule 13G amendment filed on January 29, 2010 by BlackRock, Inc. (“BlackRock”), BlackRock has sole dispositive power and sole voting power with respect to all such shares of Common Stock.

(22)
According to a Schedule 13G filed on February 12, 2010 by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 528,357 shares of Common Stock and shared dispositive power with respect to 1,149,042 shares of Common Stock. Wellington serves as an investment advisor and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,149,042 shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company) and the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations, determines the corporate policies and appoints the chief executive officer, chief financial officer and other executive officers of the Company.

Pursuant to the Company’s Third Amended and Restated By-Laws currently in effect (the “By-Laws”), the number of directors constituting the Board shall be no fewer than five nor more than twelve, as may be fixed from time to time by resolution of the entire Board. The size of the Board is presently fixed at eleven members. The By-Laws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. At the Meeting, nine directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified and, following the Meeting, the Board intends to change the number of directors constituting the Board to nine. All of the nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.

Director Independence

The Board has adopted standards for determination of director independence in compliance with the NYSE corporate governance listing standards. A copy of the Company’s Corporate Governance Guidelines is available to holders of the Company’s securities free of charge on the Company’s website at www.seacorholdings.com by clicking on “Corporate Governance” on the “Investors” link. A director is deemed independent if the Nominating and Corporate Governance Committee and the Board find that the director is independent under the NYSE’s governance standards and the additional standards approved by the Board, which go beyond those required by the NYSE. The Board evaluates the facts and circumstances of each director candidate. For a director to be deemed independent, the Board must conclude that a director does not have any relationship that is likely to impair his ability to act independently.

The Board has affirmatively determined that each member of the Board meets the Company’s independence standards with the exception of Mr. Fabrikant (because he is the current President and Chief Executive Officer of the Company). The independence standards adopted by the Company are published on the Company’s website at www.seacorholdings.com, under the link chain “Investors-Corporate Governance-Director Independence Standards.”

Executive Sessions

Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. In May 2007, the Company’s Board elected Oivind Lorentzen as its Lead Director. Executive sessions are presided over by Mr. Lorentzen. The Lead Director:

•	chairs executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;

•	acts as Chairman for any Board meetings when the Chairman is not present;

•
confers with the Chairman and serves as a liaison between the independent directors (who also have direct and complete access to the Chairman) and the Chairman as appropriate, including the provision of consolidated feedback from executive sessions of the independent directors;

•	acts on behalf of the Company to communicate corporate governance matters to the Company’s Stockholders; and

•	together with the Chairman of the Nominating and Corporate Governance Committee, presides over the Board’s self-evaluation.

Communications with the Board or Non-Employee Directors

Stockholders or interested parties who wish to communicate with the Board, its Lead Director, its non-employee and/or its independent directors may do so by writing in care of SEACOR’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondences should be sent to: SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316 or to corporatesecretary@ckor.com. The non-employee directors have established procedures for handling communications from Stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the non-employee directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-employee director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to the Company. These procedures are published on the Company’s website, at www.seacorholdings.com, under the link chain “Investors-Corporate Governance-Procedure for Addressing Complaints.” Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at 1-866-384-4277 or through an internet based reporting tool, provided by EthicsPoint (www.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the General Counsel. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Board Candidate Evaluation

The process by which Board candidates are identified and assessed begins with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is asked to identify, screen and review individuals qualified to serve as directors and ultimately recommend to the Board candidates for election at the Company’s Annual Meeting of Stockholders. After completing its evaluation, the Nominating and Corporate Governance Committee presents its recommendation to the Board for consideration and approval. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board (including current directors being considered for re-election), and the Board in its consideration of such candidates, consider each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the perceived then current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which the Company operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.

Having evaluated the Board candidates pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.

The Company will report any material change to this procedure in an appropriate filing with the SEC and will make any such changes available promptly on the Investor Relations section of the Company’s website at www.seacorholdings.com.

Biographical Information

Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	65	Chairman of the Board of Directors, President and Chief Executive Officer	December 1989
Pierre de Demandolx (2)	69	Director	April 1994
Richard Fairbanks (2)(3)	69	Director	April 1993
John C. Hadjipateras (1)(2)	59	Director	July 2000
Oivind Lorentzen (2)(3)	59	Lead Director	August 2001
Andrew R. Morse (1)(2)	64	Director	June 1998
Christopher Regan (1)	55	Director	September 2005
Steven Webster	58	Director	September 2005
Steven J. Wisch (2)(3)	48	Director	August 2003
_______________________

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

Charles Fabrikant is Chairman of the Board, President and Chief Executive Officer and has been a director of the Company and several of its subsidiaries since its inception in 1989. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University. Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc., a contract oil and gas driller, and MC Shipping Inc., a company engaged in transporting liquefied petroleum gas. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of the Company.

With over thirty years experience in the maritime, transportation, investment and environmental industries and his position as the founder of the Company, Mr. Fabrikant’s broad experience and deep understanding of the Company makes him uniquely qualified to serve as a director.

Pierre de Demandolx has been a general partner of DPH Conseils, a Paris based shipping and energy consulting company since October 2003. From April 1999 until October 2003, Mr. de Demandolx was the

Managing Director of Petroleum Development and Diversification, a London based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation (“CNN”), a Paris based public shipping company owned by Worms et Cie until 1998, and owned by Compagnie Maritime Belge until 2001. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris based helicopter transportation company.

Mr. de Demandolx’s extensive experience in the shipping, aviation and energy industries adds great value to the Board as his experience is directly related to the Company’s lines of business.

Richard Fairbanks has been a Counselor at the Center for Strategic and International Studies, a Washington, D.C. based research organization, since April 2000. He served as Managing Director for Domestic and International Issues from 1994 until April 1999, and President and Chief Executive Officer from May 1999 to April 2000. Mr. Fairbanks was the Managing Partner of the Washington, D.C. office of Paul, Hastings, Janofsky & Walker LLP (a law partnership) from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks served as a director of Hercules Inc. between 1995 and 2000 and between 1998 and 2005 he served as a director of SPACEHAB, Inc. Mr. Fairbanks is also a director of GATX Corporation and founder and Chairman of Layalina Productions, a non-profit Arabic language television production company. He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

Mr. Fairbanks’ leadership experience with companies operating in the rail and marine transportation business combined with his legal and government background provide the Board with strategic insight in the areas of transportation, government, international policy, and law. His strong background in finance adds a valuable perspective to the Audit Committee of which he is a member.

John C. Hadjipateras is President of Eagle Ocean Transport Inc., a Stamford, Connecticut based marine transportation agency concentrating in vessel sales and purchase, chartering, insurance and finance. He is a Trustee of KIDSCAPE Ltd., a U.K. based charity. From 1972 to 1993, he was Managing Director of Peninsular Maritime Ltd., a ship brokerage firm based in London, England. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989, he was a Board Member of the Greek Shipping Cooperation Committee.

Mr. Hadjipateras’ extensive experience in marine transportation and the offshore marine services industry provides the Board with insight into both the domestic and international market regarding the sale, purchase, chartering, insurance and finance of maritime vessels, and adds perspective to the Compensation Committee of which he is a member.

Oivind Lorentzen has been the President of Northern Navigation America, Inc., a Stamford, Connecticut based investment management and ship-owning agency company concentrating in specialized marine transportation and ship finance since 1990. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen was Chairman of NFC Shipping Funds, leading private equity funds in the maritime industry, from 2001 to 2008. Mr. Lorentzen is also a director of Blue Danube, Inc., an inland marine service provider, and Chairman of the Audit Committee of Genessee & Wyoming Inc., an owner and operator of short line and regional freight railroads.

Mr. Lorentzen is the Audit Committee Chairman and a financial expert who adds a valuable perspective to the Audit Committee and the Board. He also brings a strong background in finance in the maritime industry, having served as the CEO of an investment management and ship-owning company specializing in ship finance.

Andrew R. Morse is a Managing Director and Senior Portfolio Manager at the Morse-Millman Group at UBS Financial Services Inc., a New York based investment banking firm. Mr. Morse was Senior Vice President-Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards. Mr. Morse served as a director of Seabulk International, Inc. until March 2006 when Seabulk International Inc. merged with the Company.

Mr. Morse’s deep experience in wealth management and corporate finance provides a valuable resource to the Board. His experience advising high net worth individuals and investment entities provides unique insight into matters of executive compensation and make him well qualified to serve as Chairman of the Compensation Committee. In addition, foreign governments have sought his experience on international corporate finance with respect to issues such as complex energy crisis management and other significant matters of public policy related to the Company’s lines of business.

Christopher Regan is Co-Founder and since March 2002, Managing Director of The Chartis Group, a management consultancy group offering strategic, operational and organizational advice regarding risk management, governance and compliance to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a healthcare management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a healthcare information services company. Mr. Regan also serves as a Trustee of Ascension Health Ventures.

Mr. Regan’s experience providing advice regarding business valuations, risk management, financial governance and compliance adds to the Board’s breadth of experience on these important factors, and especially benefits the Compensation Committee, of which he is a member.

Steven Webster is Co-Managing Partner of Avista Capital Partners LP, a private equity investment business he co-founded that focuses on the energy, media and healthcare industries. From 2000 through June 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of Credit Suisse First Boston’s Alternative Capital Division. From 1988 through 1997, Mr. Webster was Chairman and CEO of Falcon Drilling Company, Inc. (“Falcon Drilling”) an offshore drilling company he founded, and through 1999, served as President and CEO of R&B Falcon Corporation (“R&B Falcon”), the successor to Falcon Drilling formed through its merger with Reading & Bates Corporation and Cliffs Drilling Company. Mr. Webster served as a Vice Chairman of R&B Falcon until 2001 when it merged with Transocean, Inc. Mr. Webster formerly served on the Board of Directors of Crown Resources Corporation, Brigham Exploration Company, Goodrich Petroleum Corporation, Grey Wolf, Inc., Encore Bancshares, Inc., Solitario Exploration & Royalty Corporation and Pinnacle Gas Resource. Mr. Webster currently serves as Chairman of Carrizo Oil & Gas, Inc. and Basic Energy Services Inc. He is also Trust Manager of Camden Property Trust and a director of Hercules Offshore, LLC, Geokinetics Inc., and various private companies. Mr. Webster served as a director of Seabulk International, Inc. following its merger with the Company in July 2005 until March 2006.

Mr. Webster’s extensive experience with private equity and equity-related investments, with an emphasis in the energy sector, provides additional depth to the Board’s analysis of investment opportunities. His board positions in the energy industry and his experience as Chairman and Chief Executive Officer of a public company in the energy sector provide additional experience to the Board in evaluating corporate opportunities.

Steven J. Wisch is the Co-Founder and Managing Partner of India Equity Partners, an Indian private equity fund, and the Co-Founder and Managing Director of IREO, an Indian real estate development fund. From November 2003 through 2005, Mr. Wisch was President of Related Investments, a New York based private investment firm. From December 2001 through August 2002, Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York based not-for-profit organization. In December 2001, Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and again from 1987 through December 2001. Mr. Wisch also serves on the Boards of the U.S.-India Business Council, and Channel Control Merchants, LLC and is a member of the Council on Foreign Relations.

Mr. Wisch’s experience with the Company dates back to his time at Goldman, Sachs & Co. He introduced Goldman to Seacor and Goldman became an early investor in the Company. He also worked on the Company’s initial public offering. His strong finance background and international and investment banking experience qualify him as a financial expert and bring significant value to the Audit Committee of which he is a member.

Voting. Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominees, please identify those nominees for whom you “withhold authority” to vote as director on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5’s were required for such reporting persons, the Company believes that during the 2009 fiscal year all Section 16(a) filing requirements were satisfied.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
COMMITTEES THEREOF
Meetings

During the year ended December 31, 2009, the Board held seven meetings. The Board also took action pursuant to a Unanimous Written Consent on two occasions. All of the directors attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during their tenure in 2009. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, all Board members then serving attended the Company’s 2009 Annual Meeting.

Compensation of Directors

Directors who are officers of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. During 2009, directors who were not officers of the Company were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 per meeting for telephonic attendance.

An amendment to the SEACOR 2007 Share Incentive Plan (the “Amended Share Incentive Plan”) was approved by stockholders at the 2009 Annual Meeting. The Amended Share Incentive Plan is administered by the Board or by a committee designated by the Board. Under the Amended Share Incentive Plan, each member of the Board who is not an employee of the Company is granted options and shares of Common Stock.

It is the policy of the Board to award annual equity grants to each non-employee director of 3,000 options to purchase shares of Common Stock and 500 shares of stock at its regularly pre-scheduled annual meetings. These grants are made on dates previously established by the Board and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

The exercise price of the options granted is the fair market value per share of Common Stock on the date the options were granted. Options are exercisable at any time following the earlier of the first anniversary of, or the next Annual Meeting after, the date of grant, for a period of up to ten years from the date of grant. Subject to the accelerated vesting of options upon a non-employee director’s death or disability or the change in control of the Company, if a non-employee director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee director’s options that are vested but not exercised may, subject to certain exceptions, be exercised within one year after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by the Company, or termination of service as a director by reason of death or disability.

The 500 shares of stock granted are delivered in four equal installments of 125 shares on the date of such annual meeting and on the dates that are three, six, and nine months thereafter (each such installment of shares, until the delivery date thereof, “Unvested Stock Award”). If a non-employee director’s service as a director of the Company terminates for any reason, any and all Unvested Stock Awards will terminate.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2009.

Name	Fees earned or paid in cash (4)	Stock Awards (5)	Option Awards (6)	Total
	($)	($)	($)	($)
Pierre de Demandolx (2)(7)	76,000	35,870	93,926	205,796
Richard Fairbanks (2)(3)(8)	104,000	35,870	93,926	234,796
Michael E. Gellert (9)	76,000	35,870	93,926	205,796
John C. Hadjipateras (1)(2)(10)	92,000	35,870	93,926	221,796
Oivind Lorentzen (2)(3)(11)	102,000	35,870	93,926	231,796
Andrew R. Morse (1)(2)(12)	96,000	35,870	93,926	225,796
Christopher Regan (1)(13)	88,000	35,870	93,926	217,796
Stephen Stamas (1)(2)(14)	96,000	35,870	93,926	225,796
Steven Webster (15)	74,000	35,870	93,926	203,796
Steven J. Wisch (2)(3)(16)	106,000	35,870	93,926	235,796
_________________________

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)
Non-employee directors were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 for each meeting attended by telephone. During 2009, Mr. Morse elected to defer $48,000 of compensation in the Company’s Non-Qualified Deferred Compensation Program.

(5)
On May 13, 2009, all ten non-employee directors were granted 500 shares of Common Stock (consistent with previous year). The dollar amount of stock awards set forth in this column is equal to the grant date fair value of such stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 without regard to forfeitures for stock-based compensation (Formerly FAS 123R). Discussion of the policies and assumptions used in the calculation of grant date value are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2009 Annual Report to Stockholders.

(6)
On May 13, 2009, all ten non-employee directors were granted 3,000 options to purchase shares of Common Stock (consistent with previous year). The dollar amount of option awards set forth in this column is equal to grant date fair value of such option awards calculated in accordance with FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the compensation cost are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2009 Annual Report to Stockholders.

(7)	As of December 31, 2009, Mr. de Demandolx had 30,000 outstanding options to purchase Common Stock, of which 27,000 were exercisable.

(8)	As of December 31, 2009, Mr. Fairbanks had 30,000 outstanding options to purchase Common Stock, of which 27,000 were exercisable.

(9)	As of December 31, 2009, Mr. Gellert had 30,000 outstanding options to purchase Common Stock, of which 27,000 were exercisable.

(10)	As of December 31, 2009, Mr. Hadjipateras had 27,000 outstanding options to purchase Common Stock, of which 24,000 were exercisable.

(11)	As of December 31, 2009, Mr. Lorentzen had 24,000 outstanding options to purchase Common Stock, of which 21,000 were exercisable.

(12)	As of December 31, 2009, Mr. Morse had 27,000 outstanding options to purchase Common Stock, of which 24,000 were exercisable.

(13)	As of December 31, 2009, Mr. Regan had 12,000 outstanding options to purchase Common Stock, of which 9,000 were exercisable.

(14)	As of December 31, 2009, Mr. Stamas had 21,000 outstanding options to purchase Common Stock, of which 18,000 were exercisable.

(15)	As of December 31, 2009, Mr. Webster had 12,000 outstanding options to purchase Common Stock, of which 9,000 were exercisable.

(16)	As of December 31, 2009, Mr. Wisch had 18,000 outstanding options to purchase Common Stock, of which 15,000 were exercisable.

Corporate Governance Guidelines and Codes of Ethics

SEACOR has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on the “Investors” link and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

SEACOR’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. SEACOR’s Code of Business Conduct and Ethics is applicable to its directors, officers, and employees and its Supplemental Code of Ethics is applicable to SEACOR’s CEO and senior financial officers. SEACOR will disclose future amendments to, or waivers from, certain provisions of its Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

Committees of the Board

The Company has three standing committees, including the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The charter of each such committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on the “Investors” link and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

Nominating and Corporate Governance Committee

Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill Board vacancies;

•
recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing Board candidates, including policies and procedures relating to Board candidates submitted for consideration by stockholders;

•
reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the Board and recommending any appropriate changes;

•	overseeing the evaluation of the Board and management;

•	recommending changes in director compensation; and

•	various governance responsibilities.

Charter and Meetings. The Nominating and Corporate Governance Committee held one meeting during the last fiscal year. The Board adopted a charter for the Nominating and Corporate Governance Committee on February 11, 2004. The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on the “Investors” link.

Each Nominating and Corporate Governance committee member has been determined by the Board to be “independent” within the meaning of the listing standards of the NYSE. The members of the Nominating and Corporate Governance Committee at the time of the Meeting are Messrs. de Demandolx, Fairbanks, Hadjipateras, Lorentzen, Morse, Stamas and Wisch.

Selection of Board Nominees. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.

In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the perceived then current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which the Company operates; and

•	diversity as to business experiences, educational and professional backgrounds and ethnicity.

After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval.

The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in these efforts.

Having evaluated the Board candidates pursuant to these processes, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named above for re-election.

Stockholder Recommendations. The Nominating and Corporate Governance Committee considers director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the same procedures required under the Company’s By-Laws for nomination of directors by stockholders and described in this Proxy Statement under the heading “Other Matters–Stockholder Nomination of Directors.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.

Audit Committee

Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee:

•
management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

•	the selection, performance and qualifications of the Company’s independent registered public accounting firm (including its independence);

•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;

•
risk management and controls, which includes assisting management with identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and

•	assess processes for handling complaints relating to accounting, internal accounting controls and auditing matters.

Charter and Meetings. The Audit Committee held eleven meetings during the last fiscal year. The Board adopted a revised charter for the Audit Committee on February 11, 2004, which sets forth the Committee’s responsibilities. The charter of the Audit Committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on the “Investors” link page.

The current members of the Audit Committee are Messrs. Fairbanks, Lorentzen and Wisch. The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the rules of the NYSE currently applicable to the Company. The Board has further determined that Mr. Lorentzen is an “Audit Committee Financial Expert” within the meaning of the regulations of the Securities and Exchange Commission, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes Oxley Act of 2002, as amended.

The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee recognizes that Company management, including the internal audit staff, or outside provider of such services, and the independent auditors have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The Audit Committee’s principal responsibilities include (i) appointing and reviewing the performance of the independent auditors, (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent auditor, (iii) reviewing the adequacy of the Company’s internal and disclosure controls and procedures, (iv) reviewing and reassessing the adequacy of the Company’s charter, (v) reviewing with management any significant risk exposures, (vi) reviewing with management and the independent auditors the Company’s annual and quarterly financial statements, (vii) reviewing and discussing with management and the independent auditor all critical accounting policies and practices used by the Company and any significant changes thereto, (viii) reviewing and discussing with management, the independent auditor and the internal auditor any significant findings during the year, including the status of previous audit recommendations, (ix) assisting the Board in monitoring compliance with legal and regulatory requirements, and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

AUDIT COMMITTEE REPORT

In connection with the Company’s consolidated financial statements for the year ended December 31, 2009, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with the Company’s independent registered public accountants, Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards 61, as amended (Communication with Audit Committees); and

•	received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence.

Based on the review and discussions with the Company’s management and independent public accountants, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The foregoing report is respectfully submitted by the Audit Committee.

Richard Fairbanks
Oivind Lorentzen
Steven J. Wisch

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

Committee Function. The Compensation Committee, among other things:

•
approves, either on its own or in consultation with the Company’s independent directors the compensation of the Chief Executive Officer and officers or managers of a Business Unit or subsidiary who receive an annual base salary of more than $300,000;

•	evaluates the performance of the Chief Executive Officer and reports its findings to the Board;

•	reviews, approves and makes recommendations with respect to changes in incentive compensation and equity-based plans;

•	reviews and makes recommendations with respect to director compensation;

•	prepares a report to be included in the Company’s annual proxy statement; and

•	prepares an annual performance self-evaluation.

The Chairman sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Chairman of the Board and the General Counsel, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board. The General Counsel supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Committee has the sole authority to retain compensation consultants to assist in the evaluation of director or executive officer compensation. After previously meeting with several compensation consultants, the Compensation Committee concluded that it did not wish to engage a consultant at this time. The Committee receives compensation related information from professional service providers such as Equilar’s research database, a resource for analyzing executive compensation and executive pay trends, and through publicly available compensation-related information.

Charter and Meetings. The Compensation Committee met five times in 2009 and acted by Unanimous Written Consent on two occasions. The Board adopted the Compensation Committee charter on February 11, 2004. The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Compensation Committee is available on the Company’s website at www.seacorholdings.com, by clicking “Corporate Governance” on the “Investors” link page.

The Compensation Committee consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board has determined that each of the directors is “independent” within the meaning of the listing standards of the NYSE.

Interlocks and Insider Participation. The Compensation Committee’s members at the time of the Meeting are Messrs. Hadjipateras, Morse, Regan and Stamas and each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of the Company or any of its subsidiaries during 2009; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on the Company’s Compensation Committee or its Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The foregoing report is respectfully submitted by the Compensation Committee.

John C. Hadjipateras
Andrew R. Morse
Christopher Regan
Stephen Stamas

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION DISCUSSION AND ANALYSIS

Scope of Committee’s Authority

The Compensation Committee (the “Committee”) functions pursuant to its charter, which is available to holders of the Company’s securities on the Company’s website at www.seacorholdings.com by clicking “Corporate Governance” on the “Investors” link page. Its mandate is to (1) review all compensation practices within the Company, (2) establish compensation for the Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), other executive officers, and all officers or managers of a Business Unit or subsidiary who receive an annual base salary of more than $300,000, (3) evaluate officer and director compensation plans, policies and programs, (4) review and approve benefit plans, (5) produce a report on executive compensation for inclusion in the proxy statement, and (6) approve all grants of stock options and restricted share awards.

Compensation Processes and Procedures

The following discussion outlines the processes followed by the Committee, the Board and the Company in setting compensation for the CEO, CFO, other executive officers and all other employees.

Throughout the year, the CEO focuses on senior employees and their progress in meeting goals in relation to how well their peers and the entire Company have performed. In a series of informal group discussions and formal Committee meetings typically held in the latter part of each year through March of the following year, the Committee and the CEO meet to review the following factors in setting compensation for senior executives:

(i)	the Company’s results and projections for the current fiscal year;

(ii)	the performance of the Company’s executive officers;

(iii)	the CEO’s recommendations of bonus compensation for executive officers and pay levels for other officers and key managers for the following year;

(iv)          conditions in the job market; and

        (v)           the Company’s policy of not entering into employment contracts and not providing supplemental retirement programs.

In addition to the Committee’s and CEO’s assessment of the contributions and results for the senior executives, the Committee considers the following factors:

(i)	market comparisons for cash and equity compensation;

(ii)	the potential for future roles within the Company;

(iii)	the risk in not retaining an individual;

(iv)	total compensation levels before and after the recommended compensation amounts; and

(v)
compensation summaries for each senior executive that total the dollar value of all compensation-related programs, including salary, annual incentive compensation, long-term compensation, deferred compensation, retention payments and other benefits.

The Committee also meets in executive session to consider the factors above for senior executives and to utilize these factors in evaluating the CEO’s proposed compensation and performance. Additional meetings of the Committee are held as appropriate to review and approve stock option grants and restricted share awards to newly hired employees or to current employees in connection with promotions within the Company.

The Committee considers the impact the compensation program has on the Company’s risk management efforts. The Committee believes that the Company’s compensation program is structured to provide proper incentives for executives to balance risk and reward appropriately and in accordance with the Company’s risk management philosophy.

In fiscal 2009, the Company’s senior management continued to face significant pressure on the Company’s business units from the recession and global financial crisis that began in 2008. The global economic conditions led many of the Company’s customers to postpone spending in response to tighter credit and reductions in income or asset values. In addition, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers. The historical actions taken by the CEO and senior management to strengthen the Company’s balance sheet, maintain access to capital and enforce risk management policies placed the Company in a comparatively stronger position than companies whose liquidity and financial condition were adversely impacted by the severe economic downturn and crisis in the credit markets. The Company’s prudent fiscal philosophy also enabled it to effectively manage the tight credit conditions that could have limited the Company’s ability to secure additional financing during 2009. Instead, the Company made payments on, purchased, redeemed or retired at maturity long-term debt and capital lease obligations of $312.2 million and issued $250 million aggregate principal amount of its 7.375% Senior Notes.

In these difficult economic times, the Company still managed to achieve impressive results:

•	a 3% year-over-year increase in consolidated revenues to $1.7 billion;

•	a 6% year-over-year increase in book value per share;

•	a 31% year-over-year increase in cash and near cash1 to $857.8 million;

•	a 15% year-over-year decrease in outstanding debt to $792.7 million; and

•	an 8% year-over-year decrease in debt to capital (from 37% in 2008 to 29% in 2009).

Thus, despite the pressures of these difficult economic times, the Company increased its already strong cash position while reducing its outstanding debt.

In light of the present market conditions, the Committee determined to: (i) keep salaries at 2009 levels (which generally were not increased from 2008 levels); (ii) slightly increase long-term equity incentive awards; and (iii) reduce cash bonus awards between 10% and 40%. The Committee believes that the Company’s compensation practices have buttressed management’s conservative business philosophy practiced over many business cycles and served to facilitate strategic decision making that benefits long-term stockholder interests and positions the Company to capitalize on prevailing market conditions.

During fiscal year 2009 and the first quarter of 2010, the Committee met on seven occasions.2 Three of these meetings were held to review executive compensation issues. The Committee also took action pursuant to Unanimous Written Consent on two occasions.3 The Committee met on December 10, 2009 and February 18, 2010

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1 Cash and near cash assets includes cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and Title XI reserve funds.

2 The Committee met either by person or telephone on the following dates: February 9, March 4, March 18, May 12, and December 10, 2009 and February 18 and March 4, 2010.

3 The Committee acted by Unanimous Written Consent on March 26 and March 31, 2009.

to develop its recommendation for bonus compensation for fiscal 2009 and base compensation for fiscal 2010 for senior executives and provided a report containing its recommendations at a meeting of the Board on February 18, 2010. The Committee then met on March 4, 2010, after earnings were released, to finalize its equity compensation decisions.

The Company reviewed the total expenses attributed to executive compensation, and the accounting and tax treatment of such programs. The Company addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining shareholder approval of the Management Incentive Plan (the “MIP”) and by allowing certain grants under the Amended 2007 Share Incentive Plan to qualify as performance-based compensation. Four of the five Named Executive Officers (as defined below) participated in the MIP for 2009. The Compensation Committee considers the benefits 162(m) provides for federal income tax purposes and other relevant factors when determining executive compensation.

The Committee determined to continue its practice of not employing compensation consultants in determining or recommending the amount or form of officer or director compensation. Data required by the Committee is collected by the Company’s Legal, Finance and Human Resources departments.

Business Description and Strategy

The Company establishes compensation policies each year that are tailored to recruit and retain senior executives capable of executing the Company’s business strategy and overseeing its liquid assets and its various operations, which include offshore marine services, marine transportation services, inland river services, aviation services, environmental services, harbor and offshore towing services, and commodity trading and logistics.

The Company’s financial success and growth are dependent on maintaining a relevant asset base for its lines of business, anticipating trends in equipment design and logistics and market movements, maintaining efficient operations spread over many geographic regions, finding new investments and acquisitions to build on existing businesses, pro-actively managing its cash and balance sheet, insuring access to capital, and finding new investment opportunities. Mergers and acquisitions, the successful formation and maintenance of joint ventures, designing and building new equipment, and trading assets are all essential elements of the Company’s business. Contributions to, and leadership in, executing these strategies, and knowledge in overseeing them, are key elements in evaluating performance of executive officers and key managers.

The Company evaluated and set 2009 executive compensation in the context of the current economic conditions, the Company’s performance and the performance of its key personnel. Compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Although the Company utilizes performance targets in setting certain bonus and equity awards in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and the use of its discretion to alter awards based on performance targets. The Company believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Company constructs its compensation incentives to reward consistent and durable performance.4

The Company measures the success of its strategies over a period of years, as its primary strategy is to identify and invest in assets and markets that are cyclical. Obtaining good returns often requires investing at a time when a business or asset class is underperforming. In compensating senior management for current good results the

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4 In this regard, as discussed below under “Bonus Compensation,” the Company sought and shareholders approved the MIP, under which cash bonuses would be based on objective, quantitative performance criteria. A principal reason for adopting the MIP is that cash bonuses awarded under the MIP should qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, allowing the Company to receive a deduction for the amounts paid to the CEO and to each of the three highest-paid executive officers (not including the Company’s Chief Financial Officer). Accordingly, annual bonuses were determined based on the achievement of certain formulaic performance criteria set forth in the MIP and selected by the Committee at the beginning of each performance period. Under the terms of the MIP, however, notwithstanding the achievement of any performance criteria, the Committee retains the discretion to reduce an award under the MIP if it considers it inappropriate under the circumstances. For 2009 bonus awards, the Committee used such discretion to reduce the awards payable to each executive entitled to receive awards under the MIP.

Company believes it is rewarding management for prudent prior decisions that, although not always providing immediate payback, have demonstrative long-term benefits. The Company also measures success by relative results when overall conditions of a cyclical business are poor. Returns in such years depend on decisions taken during cyclical upturns and maintaining discipline in operations. Consequently, compensation decisions are not only reflective of the Company’s current performance, but also take into account results of prior years in determining the success or failure of prior business decisions.

In measuring returns and performance of management, the Committee examines, among other factors:

•	stockholder returns on equity on both a before and after-tax basis;

•	operating cash flow for the Company and its business units as a percentage of assets and equity;

•	performance of the Company’s investment portfolio;

•	returns on operating assets;

•	cash generated relative to cost of replacement;

•	quality of the asset base;

•	results of trading assets;

•	tax strategies and cash retention;

•	financing activity;

•	degree of risk inherent in the balance sheet; and

•	effective use of finance strategies.

For fiscal year 2009, the Committee reviewed the Company’s performance and that of its business segments and compared these results based on the foregoing parameters to those achieved by other companies in similar lines of business to the extent that comparison was possible. The Committee considered competitive compensation levels and pay practices within industries that draw personnel with the types of leadership, operating, financial and legal skills required to oversee and grow the Company’s business, such as shipping, banking, finance, law, investment management, private equity, logistics and commodity trading. It receives data on pay practices of companies in the shipping business, energy services, finance and leasing, investment management and industrial manufacturing sectors. Due to differences in reporting and accounting practices, levels of balance sheet leverage and quality of asset base, the Committee does not believe industry performance “benchmarks” are useful or appropriate. Due to differences in corporate strategies and responsibilities of executive officers and key managers, the Committee and management also believe it is not useful or appropriate to “benchmark” compensation of its officers to those at any single group of other companies.

The Committee’s compensation philosophy has been that subjective consideration of the different elements described herein is necessary to provide the flexibility to make appropriate compensation decisions without solely relying on the use of formulas or benchmarking. Consequently, the Committee believes it is in the Company’s best interest to conduct its own research regarding executive compensation, which includes a review of executive compensation at companies with similar business lines to that of the Company and a review of compensation at other entities that compete with the Company to employ executives with skills and specialties similar to those possessed by the Company’s executives.

The Committee also reviews reports on executive compensation trends issued by respected publications, and it compiles compensation information through Equilar, proxy statements, compensation-related public disclosures, industry trade journals and other sources. The companies with obviously similar lines of operating business considered in connection with the Committee’s compensation analysis include: GulfMark Offshore Inc., Hornbeck Offshore Services, Inc., Tidewater Inc., Nabors Industries Ltd., Transocean Ltd., Diamond Offshore Drilling, Inc. and Trico Marine Services Inc. The Committee does not target any particular percentile or comparative level of compensation for executive officers. It does, however, assess the general competitiveness of proposed compensation levels.

Skill Requirements and Compensation Objectives

The Company believes that its senior executives have abilities similar to those required by premier law firms, investment banks, financial institutions, brokers of equipment, in particular ships and offshore equipment, and private equity investment firms. The CEO, CFO, senior support personnel, General Counsel, internal legal counsel, and those mandated to maintain financial controls are professionals in accounting, business or law. The Company seeks to align the interest of its executive officers and key managers with those of stockholders by granting stock options and awarding restricted stock under an extended vesting schedule of five years. Using five-year vesting for both restricted stock and stock option awards reflects the Company’s expectation that senior executives with influence over the Company’s strategic decisions regard themselves as long-term owners with values consistent with long-term shareholders – which is evident by the significant amount of equity voluntarily held by senior executives long after equity awards have vested. In addition, the Company’s payout of bonuses over three years, with 60% distributed in the first year and 20% distributed in each of the following two years, further demonstrates the Company’s philosophy of rewarding longer-term financial and operating performance.

Compensation Tables

Table I sets forth compensation for the CEO, CFO and the three most highly paid executive officers (the “Named Executive Officers”) for the years ended December 31, 2009, 2008 and 2007. Table II sets forth all restricted stock and option awards to such Named Executive Officers in 2009 and indicates the price at which options were granted during 2009. Table III sets forth all unvested restricted stock awards and all outstanding option awards at December 31, 2009, to such Named Executive Officers. Table IV sets forth all vesting of restricted stock awards and exercises of options by the Named Executive Officers during 2009. Table V sets forth non-qualified deferred compensation plan activity during 2009 for such Named Executive Officers. Table VI sets forth payments that would be made under certain plans or arrangements in the event of a termination of employment or a change in control of the Company.

Elements of Compensation

Base Compensation

Base pay levels reflect experience and skill required for executing the Company’s business strategy and overseeing its businesses and operations. The Committee places an emphasis on CEO compensation to assure it reflects operating performance. Together with Mr. Fabrikant, the Committee also reviews the compensation of other named executives and senior officers to achieve the right balance of incentives to appropriately reward and retain the Company’s best executives and maximize their performance over the long term.

Base compensation is established at levels designed to be consistent with professional and market norms based on relevant experience. An increase in base pay is awarded to reflect increased responsibility, success in meeting market conditions, growth in job performance, and cost of living changes. As explained above, the CEO assesses senior employees on their progress in meeting goals in relation to how well their peers and the entire Company performs.

The Committee considers the following factors in setting base compensation:

(i)	the Company’s results and projections for the current fiscal year;

(ii)	conditions in the job market;

(iii)	job performance;

(iv)	industry conditions and market compensation levels, generally;

(v)	potential for future growth roles within the Company; and

(vi)	the risk in not retaining an individual.

Base compensation levels for senior managers are also set in recognition of the fact that the Company has no:

(i)	formal retirement program or severance plans;

(ii)	supplemental employee retirement program;

(iii)	employment agreements or pre-committed bonuses;

(iv)	gross up provisions; or

(v)	non-ordinary course benefit plans;

The Company does not pay for club dues or memberships nor maintains any dwellings for any senior manager.

Bonus Compensation

Bonus awards are discretionary. Management and the Committee believe that determining bonuses on a case-by-case basis for each individual is the best approach for the Company.

In 2009, the Company adopted and shareholders approved the MIP under which cash bonuses are based on objective, quantitative performance criteria. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” (as defined in Section 162(m) of the Code – currently, “covered employee” is defined as a company’s chief executive officer or any of such company’s three other most highly compensated executive officers named in the proxy statement (not including the chief financial officer)) to be deductible by the Company, such compensation must qualify as “performance based.” Bonus amounts payable under the MIP are based on performance criteria that qualify such bonus amounts as performance based for purposes of the exemption from the limitations of Section 162(m). This allows the Company to take advantage of a deduction with respect to bonuses paid under the MIP to any covered employees who earn in excess of $1 million. Under the terms of the MIP, notwithstanding the achievement of any performance criteria, the Committee retained and exercised its discretion to reduce awards under the MIP.

With reference to the MIP performance targets, but using no formula, the Committee determined cash and equity bonus awards (i.e., reducing the amount otherwise payable under the MIP) by considering the Company’s financial performance and that of its business units and investments, taken in context of the overall business environment, and each individual’s contribution to that performance without providing particular weight to any individual factor. The Committee, in conjunction with the CEO, also evaluated the performance of senior managers in achieving specific initiatives, such as improving safety records, controlling costs, increasing output of work and creativity in performing assigned responsibilities. Performance was reviewed for senior managers in a multi-year context, considering contributions to decisions and strategies initiated in the past that may affect the present.

The cash component of bonus compensation is paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is currently paid on the deferred portion of bonus compensation at the rate of 1.6% per annum. This rate is set and approved by the Committee. The objective is to establish a retention system that links executives to the outcome of their decisions over a period of years.

The Company believes that the use of equity awards to align the interests of senior employees with the Company’s long-term growth has proven successful in fostering a sense of ownership and intends to continue to use equity awards notwithstanding the turmoil in equity markets resulting from the current recession and global financial uncertainties. It is the policy of the Committee to approve annual equity grants at its regularly pre-scheduled annual meeting. These grants are made on dates previously established by the Committee and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

Stock option awards, in any given year, are made for service during the preceding calendar year, but are priced in four equal installments during the immediately following calendar year on dates set by the Committee. In 2003, the Committee determined that by pricing stock options four times per year, the exercise prices would more approximately mirror share price levels during the year and reduce the random nature of pricing once per year. The first date is on or about March 4 and the following three dates are established at three-month intervals. Last year, the Committee approved stock option awards for March 4, and set subsequent quarterly pricing dates on June 4, September 4 and December 4. The option price for each grant is based on the closing price of the Company’s shares on the grant date.

The Company awards restricted shares that vest ratably over five years. The Company has no formal policy requiring employees to retain vested restricted shares or options, but it prefers that executive officers maintain ownership and considers this factor when determining compensation packages.

The Committee annually reviews grant history and dispositions of options and restricted shares to determine if awards serve the purpose of building ownership. In keeping with SEC rules, tables are included to show the grant date fair value, the value realized on the exercise of stock options (based on the difference between the exercise price and the market price of the Company’s Common Stock on the date of exercise) and the value realized on vesting of restricted stock (determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting). Table I herein sets forth by year the value of compensation awarded.

Employment Contracts/Termination of Employment/Change of Control Agreements

As described above, the Named Executive Officers do not have employment, severance or change-of-control agreements with the Company. Certain plans or arrangements, however, provide for payments to Named Executive Officers upon a termination of employment or a change in control of the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2009, given the Named Executive Officer’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the company’s stock price.

All outstanding cash bonus payments, stock options and restricted stock are payable or vest upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” For these purposes, “disability” generally means disability resulting in the named executive being unable to perform his job. See Table VI below for the intrinsic value (that is, the value based upon the company’s stock price, and in the case of stock options minus the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of December 31, 2009.

Compensation of CEO and Named Executive Officers

Chief Executive Officer: Mr. Charles Fabrikant (Age: 65)

As described above, the Committee did not use a formula in determining Mr. Fabrikant’s salary, bonus and equity awards for 2009. The Committee made a subjective determination based upon the factors listed below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Fabrikant was not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

The Committee believes that Mr. Fabrikant continued to perform well in an extraordinarily difficult business environment. Through his skilled leadership and decisive actions, the Committee believes Mr. Fabrikant had prepared the Company well for the rapidly changing and deteriorating economic conditions. Mr. Fabrikant took several actions, some well in advance of the current financial crisis, that the Committee believes limited or avoided potentially negative effects to the Company. These actions included the Company’s payments on, purchasing of, and redeeming or retiring at maturity long-term debt and capital lease obligations of $312.2 million and the issuance of $250 million aggregate principal amount of the Company’s 7.375% Senior Notes due 2019.

The Company’s strategy depends on innovation in investment and execution, the ability to develop new business opportunities, and to anticipate and react to changing circumstances in highly volatile industries and to manage risk. The Committee believes Mr. Fabrikant has implemented a well developed strategy and continues to innovate as well as oversee all operating lines of business. The Committee determined the fiscal 2009 compensation for Mr. Fabrikant, considering the financial and non-financial factors described above as well as the following additional skills:

(i)	leadership experience and conservative management philosophy, which has proven prescient in light of the current global economic crisis;

(ii)	professional experience, communication skills and unique combination of business and legal background;

(iii)	deal-making and transactional skills, particularly his experience with international business transactions;

(iv)	familiarity with sophisticated capital markets and broad asset classes;

(v)	experience in developing a wide variety of businesses and related operations, particularly in the shipping, inland, offshore and energy industries; and

(vi)	ability to lead, teach and train others.

The Committee also considered Mr. Fabrikant’s role in creating exceptional long-term stockholder value, developing and expanding the Company’s global operations, delivering strong financial performance, positioning for future growth, providing strong leadership and the development of a talented management team.

The Committee, in establishing base and bonus compensation for Mr. Fabrikant, considers as reference points pay and benefit practices in the legal profession, finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

In setting Mr. Fabrikant’s bonus for the 2009 fiscal year, the Committee focused on overall results for the Company. In particular, the Committee considered the overall business objectives for fiscal 2009, which included:

•	a 3% year-over-year increase in consolidated revenues to $1.7 billion;

•	a 6% year-over-year increase in book value per share;

•	a 31% year-over-year increase in cash and near cash5 to $857.8 million;

•	a 15% year-over-year decrease in outstanding debt to $792.7 million; and

•	an 8% year-over-year decrease in debt to capital (from 37% in 2008 to 29% in 2009).

Thus, despite the pressures of these difficult economic times, the Company increased its already strong cash position while reducing its outstanding debt.

The Committee also noted that Mr. Fabrikant has a history of holding a meaningful percentage of restricted shares once vested, and has generally waited to exercise most of his stock options near their dates of expiration. As a result of his original investment in the Company and such retention of equity awards, Mr. Fabrikant beneficially owns 1,159,954 shares of the Company, representing a beneficial ownership stake of over 5% of the Company’s outstanding shares. The Committee believes such holdings demonstrate his commitment to the Company in both his capacity as an executive and as a shareholder.

The Committee determined that Mr. Fabrikant’s base should remain the same as the prior year at $700,000. Mr. Fabrikant’s bonus was reduced from $3,500,000 for 2008 to $2,800,000 for 2009, his stock option grant award remained the same at 30,000 options to purchase Common Stock, and his restricted stock award was increased from 40,000 shares for 2008 to 48,000 shares for 2009. Although Mr. Fabrikant’s compensation is higher than the other Named Executive Officers, the Committee believes Mr. Fabrikant’s solid results as the Company’s steward and primary architect of its growth and diversification over the past 21 years, his 37 years of experience in shipping and related businesses, his professional skills, visibility in financial circles and familiarity with a wide range of different businesses merit the compensation awarded to him.

Chief Financial Officer: Mr. Richard Ryan (Age: 55)

As described previously, the Committee did not use a formula in determining Mr. Ryan’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Ryan is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Ryan is a certified accountant in the United Kingdom, where he started his career in the UK Atomic Energy Authority. He holds an MBA from the University of East Anglia. Prior to joining the Company, he worked for one of the Company’s offshore marine competitors in their accounting departments in the United States, Singapore and the United Kingdom. Mr. Ryan was recruited to the Company in 1996 as International Controller and, prior to his appointment as CFO in September 2005, served as SEACOR Marine International’s Chief Operating Officer.

The CFO, in addition to being responsible for managing all financial personnel and supervising reporting and preparation of financial statements, is responsible for internal controls, overseeing information technology and risk management, supervising human resources, complying with public reporting requirements and the Sarbanes Oxley Act of 2002, and providing services to the Board and the business units, including development of analytical tools for understanding the operating performance of the different business units of the Company. In order to handle

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5 Cash and near cash assets includes cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and Title XI reserve funds.

these responsibilities, the CEO and the Committee believe that familiarity with international transactions, accounting experience and background in operations are important skills.

The base salary for the CFO is established by taking into account Mr. Ryan’s skills and experience. In determining Mr. Ryan’s compensation, the Committee considered Mr. Ryan’s duties regarding investor relations, his leadership of the financial group, his efforts in improving financial administration, the overall performance of the Company and the financial and non-financial factors described above. The Committee determined that Mr. Ryan’s base should remain the same as the prior year at $350,000. Mr. Ryan’s bonus was reduced from $300,000 for 2008 to $270,000 for 2009, his restricted stock award was increased from 3,300 shares for 2008 to 3,600 shares for 2009 and his stock option grant award remained the same at 10,000 shares underlying options to purchase Common Stock.

Senior Vice President for Finance and Business Development: Dick Fagerstal (Age: 49)

As described previously, the Committee did not use a formula in determining Mr. Fagerstal’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Fagerstal is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Fagerstal has been associated with the Company for over eleven years. He holds an MBA from New York University. His prior experience was that of a commercial banker working with the shipping industry. Mr. Fagerstal served as Chief Financial Officer of one of the Company’s publicly listed affiliates, Chiles Offshore, Inc., and also has experience in raising capital in the public markets and banking sector. He is responsible for managing the Company’s cash, overseeing compliance with debt covenants, and maintaining relationships with banks and rating agencies. He also has worked closely with the business units supporting acquisition activities.

Mr. Fagerstal’s base compensation reflects his experience in banking and public company administration, knowledge base in shipping and offshore activities, and background in operations acquired during his years with Chiles Offshore, Inc. Mr. Fagerstal’s bonus for the year ending 2009 reflects the Company’s performance, the results of investments made in prior years in which his involvement was integral to the transactions, and his successful renegotiation of various banking arrangements, including the payments on, purchase of, redemption or retirement at maturity of long-term debt and capital lease obligations of $312.2 million and the issuance of $250 million aggregate principal amount of the Company’s 7.375% Senior Notes, enhancing the Company’s flexibility and reducing its costs. In determining Mr. Fagerstal’s compensation, the Committee considered his contribution to operating performance, the overall performance of the Company and the financial and non-financial factors described above. The Committee determined that Mr. Fagerstal’s base should remain at $335,000. Mr. Fagerstal’s bonus was increased from $265,000 for 2008 to $270,000 for 2009, his restricted stock award was increased from 3,800 shares for 2008 to 4,000 shares for 2009 and his stock option grant award was increased from 10,000 shares underlying options to purchase Common Stock for 2008 to 12,000 options for 2009.

Senior Vice President of the Company and President of Offshore Marine Services: Mr. John Gellert (Age: 40)

As described previously, the Committee did not use a formula in determining Mr. Gellert’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Gellert is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Gellert joined the Company as a financial and market analyst, and worked as an assistant to the Chairman for chartering and marketing. Mr. Gellert subsequently assumed responsibility for the West Africa operations and then all offshore marine international operations. In July 2005, Mr. Gellert assumed responsibility for the entire offshore group.

As President of Offshore Marine Services, Mr. Gellert is responsible for the Company’s offshore marine services activities. He oversees day to day trading strategies (asset purchases and acquisitions), chartering, identification of new investment opportunities, new construction opportunities, operations, and is responsible for segment profit and loss and return on capital and property, plant and equipment. Mr. Gellert reports directly to the CEO and works directly with the CEO on trading strategy and business development in the offshore marine and energy area.

In evaluating performance of the offshore division, the Committee considers operating income, earnings before taxes and depreciation, profits and losses from sale of equipment, return on property, plant and equipment using an internal rate of return analysis and also return on corporate equity, success in controlling expenses, success in maintaining a fleet of age and quality consistent with the Company’s strategy, success in managing receivables, creativity in finding new opportunities and contribution to the corporate investment strategy.

Mr. Gellert’s base compensation reflects his skill and experience, including the ability to work comfortably outside of the United States, manage joint ventures, his experience in acquisitions, work with fluctuating exchange rates and his understanding of the macro factors that drive the demand for the business unit’s equipment and services.

Mr. Gellert’s bonus compensation was based on Company and segment performance. The base salary for Mr. Gellert is established by taking into account his skills and experience. In determining Mr. Gellert’s compensation, the Committee considered his contribution to operating performance, his leadership of the Offshore Marine Group, the overall performance of the Company and the financial and non-financial factors described above. The Committee determined that Mr. Gellert’s base should remain at $365,000. Mr. Gellert’s bonus was decreased from $1,250,000 for 2008 to $750,000 for 2009, his restricted stock award was increased from 17,000 shares for 2008 to 20,000 shares for 2009 and his stock option grant award was increased from 30,000 shares underlying options to purchase Common Stock for 2008 to 35,000 options for 2009.

Senior Vice President of the Company, General Counsel and Corporate Secretary: Mr. Paul Robinson (Age: 43)

As described previously, the Committee did not use a formula in determining Mr. Robinson’s salary, bonus and equity awards. Instead, the Committee made a subjective determination based upon the factors listed below. Each of the factors is considered independently and together as a group, such that the final compensation for Mr. Robinson is not dependent on any one factor or any combination of factors. The Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Robinson joined the Company in October 2007 as Senior Vice President, General Counsel and Corporate Secretary. From 1999 through June 2007, Mr. Robinson held various positions at Comverse Technology, Inc., including Chief Operating Officer, Executive Vice President, General Counsel and Secretary. Mr. Robinson also was a director at Verint Systems Inc. and Ulticom, Inc. Prior to that, Mr. Robinson was an associate attorney at Kramer, Levin, Naftalis & Frankel, LLP, counsel to the United States Senate Committee on Governmental Affairs with respect to its special investigation into illegal and improper campaign fund-raising activities during the 1996 federal election, and an associate attorney at Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Robinson received a B.A. in Political Science and was Phi Beta Kappa from State University of New York at Binghamton in 1989 and a J.D., cum laude, from Boston University School of Law in 1992.

Mr. Robinson’s base compensation reflects his experience in operating the legal department of an international public company, legal knowledge and experience, and background in operations acquired during his years with Comverse Technology, Inc. Mr. Robinson’s bonus for the year ending 2009 reflects the Company’s performance, his management of litigation, handling of acquisitions, dispositions, securities filings, and financings, and enhancing the Company’s legal flexibility and reducing its costs. In determining Mr. Robinson’s compensation, the Committee considered his leadership of the legal group, the overall performance of the Company and the financial and non-financial factors described above. The Committee determined that Mr. Robinson’s base salary should remain at $350,000. Mr. Robinson’s bonus was decreased from $300,000 for 2008 to $270,000 for 2009, his restricted stock award remained the same at 3,300 shares for 2009 and his stock option grant award remained the same at 10,000 shares underlying options to purchase Common Stock.

TABLE I
SUMMARY COMPENSATION TABLE (FISCAL YEARS 2009, 2008 AND 2007)

The following table sets forth certain compensation information for the Company’s Chief Executive Officer and each other executive officer required to be included under rules promulgated by the Securities and Exchange Commission (the “Named Executive Officers”) in respect to the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
Charles Fabrikant (3)(4)
Chairman of the	2009	700,000	2,800,000	2,266,000	681,743	36,024	6,483,767
Board, President	2008	700,000	3,500,000	4,462,650	675,269	82,548	9,420,467
and Chief Executive	2007	700,000	4,000,000	3,940,800	807,150	62,510	9,510,460
Officer

Richard Ryan (5)
Senior Vice President and	2009	350,000	270,000	186,945	227,248	10,115	1,044,308
Chief Financial Officer	2008	350,000	300,000	332,325	225,090	13,384	1,220,799
	2007	335,000	300,000	295,560	269,050	19,327	1,218,937

Dick Fagerstal (6)
Senior Vice President for	2009	335,000	270,000	215,270	227,248	8,808	1,056,326
Finance and Corporate	2008	335,000	265,000	379,800	225,090	10,228	1,215,118
Development	2007	335,000	275,000	295,560	269,050	12,631	1,187,241

John Gellert (7)
Senior Vice President	2009	365,000	750,000	963,050	681,743	13,724	2,773,517
	2008	365,000	1,250,000	1,424,250	675,269	33,917	3,748,436
	2007	365,000	1,300,000	1,280,760	807,150	14,830	3,767,740

Paul Robinson (8)
Senior Vice President,	2009	350,000	270,000	169,950	79,537	8,808	878,295
General Counsel and	2008	350,000	300,000	-	-	12,667	662,667
Secretary	2007	72,917	150,000	488,510	248,000	4,920	964,347

________________

(1)
Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.”

(2)
The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2009, 2008 and 2007 in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2009 Annual Report to Stockholders.

(3)
Mr. Fabrikant elected to defer $137,500 of his 2007 salary in the Company’s Non-Qualified Deferred Compensation Plan. He also elected to defer 20% of his 2007 bonus payable in 2008, 2009 and 2010. Mr. Fabrikant did not elect to defer 2009 or 2008 salary or bonus in the Company’s Non-Qualified Deferred Compensation Plan.

(4)
“All Other Compensation” includes $28,674, $75,648 and $55,760 in 2009, 2008 and 2007, respectively, of interest earned on the second and third installments of bonus payments, and $7,350, $6,900 and $6,750 in 2009, 2008 and 2007, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by the Company, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

(5)
“All Other Compensation” includes $2,765, $6,484 and $2,216, in 2009, 2008 and 2007, respectively, of interest earned on the second and third installments of bonus payments, and $7,350, $6,900 and $6,750 in 2009, 2008 and 2007, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above. In addition to the foregoing, the Company reimbursed Mr. Ryan $10,361 in 2007 for school fees for a child that had attended school in the United Kingdom.

(6)
“All Other Compensation” includes $2,765, $5,728 and $5,881 in 2009, 2008 and 2007, respectively, of interest earned on the second and third installments of bonus payments, and $6,043, $4,500 and $6,750 in 2009, 2008 and 2007, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above.

(7)
“All Other Compensation” includes $7,681, $27,017 and $8,080 in 2009, 2008 and 2007, respectively, of interest earned on the second and third installments of bonus payments, and $6,043, $6,900 and $6,750 in 2009, 2008 and 2007, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above.

(8)
“All Other Compensation” includes $2,765, $6,484 and $4,920 in 2009, 2008 and 2007, respectively, of interest earned on the second and third installments of bonus payments, and $6,043 and $6,183 in 2009, and 2008, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (5) above. Mr. Robinson’s $150,000 signing bonus was paid in one lump sum in 2007.

TABLE II
GRANTS OF PLAN–BASED AWARDS (FISCAL YEAR 2009)

The following table sets forth certain information with respect to grants of share plan-based awards during the year ended December 31, 2009 to each of the Named Executive Officers.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (4)	All Other Option Awards: Number of Securities Underlying Options (2) (5)	Exercise or Base Price of Option Awards	Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (3)
			(#)	(#)	($)	($)	($)

Charles Fabrikant	3/4/2009	3/4/2009	40,000			56.65	2,266,000
Chairman of the Board,	3/4/2009	3/4/2009		7,500	56.65	56.65	133,749
President and Chief	3/4/2009	6/4/2009		7,500	77.95	77.95	191,378
Executive Officer	3/4/2009	9/4/2009		7,500	75.56	75.56	179,891
	3/4/2009	12/4/2009		7,500	74.67	74.67	176,725

Richard Ryan	3/4/2009	3/4/2009	3,300			56.65	186,945
Senior Vice President and	3/4/2009	3/4/2009		2,500	56.65	56.65	44,583
Chief Financial Officer	3/4/2009	6/4/2009		2,500	77.95	77.95	63,793
	3/4/2009	9/4/2009		2,500	75.56	75.56	59,964
	3/4/2009	12/4/2009		2,500	74.67	74.67	58,908

Dick Fagerstal	3/4/2009	3/4/2009	3,800			56.65	215,270
Senior Vice President	3/4/2009	3/4/2009		2,500	56.65	56.65	44,583
for Finance and	3/4/2009	6/4/2009		2,500	77.95	77.95	63,793
Corporate Development	3/4/2009	9/4/2009		2,500	75.56	75.56	59,964
	3/4/2009	12/4/2009		2,500	74.67	74.67	58,908

John Gellert	3/4/2009	3/4/2009	17,000			56.65	963,050
Senior Vice President	3/4/2009	3/4/2009		7,500	56.65	56.65	133,749
	3/4/2009	6/4/2009		7,500	77.95	77.95	191,378
	3/4/2009	9/4/2009		7,500	75.56	75.56	179,891
	3/4/2009	12/4/2009		7,500	74.67	74.67	176,725

Paul Robinson	3/4/2009	3/4/2009	3,000			56.65	169,950
Senior Vice President,	3/4/2009	3/4/2009		875	56.65	56.65	15,604
General Counsel and	3/4/2009	6/4/2009		875	77.95	77.95	22,328
Secretary	3/4/2009	9/4/2009		875	75.56	75.56	20,987
	3/4/2009	12/4/2009		875	74.67	74.67	20,618

_____________________________

(1)
The amounts set forth in this column reflect the number of shares of restricted stock granted in March 2009. The Company generally provides restricted stock awards that vest in five equal annual installments commencing approximately one year after the date of the award. Restricted stock awards vest immediately upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(2)
Options granted are exercisable in 20% annual increments beginning on March 4, 2010. The options are priced in four equal installments over a one-year period, with the first such installment being priced on the date of grant at an exercise price equal to the market price on that date and the remaining installments being priced quarterly thereafter at a price equal to the closing market price of Common Stock on the date of the pricing. Options not yet exercisable become immediately exercisable upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company.

(3)
The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2009, 2008 and 2007 in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 12 of the Consolidated Financial Statements in the Company’s 2009 Annual Report to Stockholders.

(4)
Excludes restricted stock granted on March 4, 2010, with respect to 2009 compensation as follows: Mr. Fabrikant – 48,000 shares; Mr. Ryan – 3,600 shares; Mr. Fagerstal – 4,000 shares; Mr. Gellert – 20,000 shares; and Mr. Robinson – 3,300 shares.

(5)
Excludes stock options granted on March 4, 2010, with respect to 2009 compensation as follows: Mr. Fabrikant - 30,000 shares; Mr. Ryan – 10,000 shares; Mr. Fagerstal – 12,000 shares; Mr. Gellert – 35,000 shares; and Mr. Robinson – 10,000 shares. One fourth of such options are exercisable at $79.53 and the exercise price of the remainder will be determined based on the closing market price of Common Stock at each of three, six and nine months after the grant date.

TABLE III
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2009)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2009, held by the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)		($)	($)	(#)		($)
Charles Fabrikant	25,000	-		52.25	2/14//2011	32,900	(3)	2,508,625
Chairman of the	50,000	-		41.33	12/11/2011	30,900	(4)	2,356,125
Board, President	7,500	-		41.60	1/15/2013	24,900	(5)	1,898,625
and Chief	7,500	-		34.58	1/15/2013	17,400	(6)	1,326,750
Executive Officer	7,500	-		36.20	1/15/2013	8,000	(7)	610,000
	7,500	-		39.11	1/15/2013
	7,500	-		43.05	2/25/2014
	7,500	-		40.04	2/25/2014
	7,500	-		43.34	2/25/2014
	7,500	-		53.58	2/25/2014
	6,000	1,500	(8)	65.74	3/11/2015
	6,000	1,500	(8)	54.78	3/11/2015
	6,000	1,500	(8)	70.20	3/11/2015
	6,000	1,500	(8)	66.51	3/11/2015
	4,500	3,000	(9)	73.20	3/2/2016
	4,500	3,000	(9)	83.59	3/2/2016
	4,500	3,000	(9)	87.42	3/2/2016
	4,500	3,000	(9)	94.45	3/2/2016
	3,000	4,500	(10)	95.45	3/4/2017
	3,000	4,500	(10)	94.36	3/4/2017
	3,000	4,500	(10)	87.80	3/4/2017
	3,000	4,500	(10)	90.57	3/4/2017
	1,500	6,000	(11)	94.95	3/4/2018
	1,500	6,000	(11)	88.50	3/4/2018
	1,500	6,000	(11)	82.70	3/4/2018
	1,500	6,000	(11)	59.00	3/4/2018
	-	7,500	(12)	56.65	3/4/2019
	-	7,500	(12)	77.95	3/4/2019
	-	7,500	(12)	75.56	3/4/2019
	-	7,500	(12)	74.67	3/4/2019

Richard Ryan	-	125	(8)	65.74	3/11/2015	2,360	(3)	179,950
Senior Vice President	-	125	(8)	54.78	3/11/2015	2,160	(4)	164,700
and Chief Financial	-	125	(8)	70.20	3/11/2015	1,860	(5)	141,825
Officer	-	125	(8)	66.51	3/11/2015	1,360	(6)	103,700
	1,500	1,000	(9)	73.20	3/2/2016	660	(7)	50,325
	1,500	1,000	(9)	83.59	3/2/2016
	1,500	1,000	(9)	87.42	3/2/2016
	1,500	1,000	(9)	94.45	3/2/2016
	1,000	1,500	(10)	95.45	3/4/2017
	1,000	1,500	(10)	94.36	3/4/2017
	1,000	1,500	(10)	87.80	3/4/2017
	1,000	1,500	(10)	90.57	3/4/2017
	500	2,000	(11)	94.95	3/4/2018
	500	2,000	(11)	88.50	3/4/2018
	500	2,000	(11)	82.70	3/4/2018
	500	2,000	(11)	59.00	3/4/2018
	-	2,500	(12)	56.65	3/4/2019
	-	2,500	(12)	77.95	3/4/2019
	-	2,500	(12)	75.56	3/4/2019
	-	2,500	(12)	74.67	3/4/2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)		($)	($)	(#)		($)
Dick Fagerstal	500	-		41.60	1/15/2013	2,660	(3)	202,825
Senior Vice President	500	-		34.58	1/15/2013	2,360	(4)	179,950
for Finance and	500	-		36.20	1/15/2013	1,960	(5)	149,450
Corporate Development	500	-		39.11	1/15/2013	1,560	(6)	118,950
	500	-		43.05	2/25/2014	760	(7)	57,950
	500	-		40.04	2/25/2014
	500	-		43.34	2/25/2014
	500	-		53.58	2/25/2014
	1,000	500	(8)	65.74	3/11/2015
	1,000	500	(8)	54.78	3/11/2015
	1,000	500	(8)	70.20	3/11/2015
	1,000	500	(8)	66.51	3/11/2015
	1,000	1,000	(9)	73.20	3/2/2016
	1,000	1,000	(9)	83.59	3/2/2016
	1,000	1,000	(9)	87.42	3/2/2016
	1,000	1,000	(9)	94.45	3/2/2016
	1,000	1,500	(10)	95.45	3/4/2017
	1,000	1,500	(10)	94.36	3/4/2017
	1,000	1,500	(10)	87.80	3/4/2017
	1,000	1,500	(10)	90.57	3/4/2017
	500	2,000	(11)	94.95	3/4/2018
	500	2,000	(11)	88.50	3/4/2018
	500	2,000	(11)	82.70	3/4/2018
	500	2,000	(11)	59.00	3/4/2018
	-	2,500	(12)	56.65	3/4/2019
	-	2,500	(12)	77.95	3/4/2019
	-	2,500	(12)	75.56	3/4/2019
	-	2,500	(12)	74.67	3/4/2019

John Gellert	2,000	-		41.33	12/11/2011	11,200	(3)	854,000
Senior Vice President	2,500	-		41.60	1/15/2013	10,800	(4)	823,500
	2,500	-		34.58	1/15/2013	8,800	(5)	671,000
	2,500	-		36.29	1/15/2013	6,400	(6)	488,000
	2,500	-		39.49	1/15/2013	3,400	(7)	259,250
	2,500	-		43.05	2/25/2014
	2,500	-		40.04	2/25/2014
	2,500	-		43.34	2/25/2014
	2,500	-		53.58	2/25/2014
	3,000	750	(8)	65.74	3/11/2015
	3,000	750	(8)	54.78	3/11/2015
	3,000	750	(8)	70.20	3/11/2015
	3,000	750	(8)	66.51	3/11/2015
	4,500	3,000	(9)	73.20	3/2/2016
	4,500	3,000	(9)	83.59	3/2/2016
	4,500	3,000	(9)	87.42	3/2/2016
	4,500	3,000	(9)	94.45	3/2/2016
	3,000	4,500	(10)	95.45	3/4/2017
	3,000	4,500	(10)	94.36	3/4/2017
	3,000	4,500	(10)	87.80	3/4/2017
	3,000	4,500	(10)	90.57	3/4/2017
	1,500	6,000	(11)	94.95	3/4/2018
	1,500	6,000	(11)	88.50	3/4/2018
	1,500	6,000	(11)	82.70	3/4/2018
	1,500	6,000	(11)	59.00	3/4/2018
	-	7,500	(12)	56.65	3/4/2019
	-	7,500	(12)	77.95	3/4/2019
	-	7,500	(12)	75.56	3/4/2019
	-	7,500	(12)	74.67	3/4/2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units that Have Not Vested (2)
	(#)	(#)		($)	($)	(#)		($)
Paul Robinson	4,000	6,000		88.82	10/16/2017	600	(3)	45,750
Senior Vice President,	-	875		56.65	3/4/2019	1,000	(13)	76,250
General Counsel and	-	875		77.95	3/4/2019	600	(4)	45,750
Secretary	-	875		75.56	3/4/2019	1,000	(14)	76,250
	-	875		74.67	3/4/2019	600	(5)	45,750
	1,875	-		39.11	1/15/2013	1,000	(15)	76,250
	2,500	-		43.05	2/25/2014	600	(6)	45,750
	2,500	-		40.04	2/25/2014	600	(7)	45,750
	2,500	-		43.34	2/25/2014
	2,500	-		53.58	2/25/2014
	2,000	500	(8)	65.74	3/11/2015
	2,000	500	(8)	54.78	3/11/2015
	2,000	500	(8)	70.20	3/11/2015
	2,000	500	(8)	66.51	3/11/2015

______________________________

(1)	Options vest incrementally at a rate of one-fifth per year.

(2)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of the Company’s common stock on December 31, 2009, which was $76.25.

(3)	These shares of restricted stock vested on March 4, 2010.

(4)	These shares will vest on March 4, 2011, assuming continued employment with the Company.

(5)	These shares will vest on March 4, 2012, assuming continued employment with the Company.

(6)	These shares will vest on March 4, 2013, assuming continued employment with the Company.

(7)	These shares will vest on March 4, 2014, assuming continued employment with the Company.

(8)	These options vested on March 4, 2010.

(9)	These options will vest in equal proportions on March 4 of 2010 and 2011, assuming continued employment with the Company.

(10)	These options will vest in equal proportions on March 4 of 2010, 2011 and 2012, assuming continued employment with the Company.

(11)	These options will vest in equal proportions on March 4 of 2010, 2011, 2012 and 2013, assuming continued employment with the Company.

(12)	These options will vest in equal proportions on March 4 of 2010, 2011, 2012, 2013 and 2014, assuming continued employment with the Company.

(13)	These shares will vest on October 16, 2010, assuming continued employment with the Company.

(14)	These shares will vest on October 16, 2011, assuming continued employment with the Company.

(15)	These shares will vest on October 16, 2012, assuming continued employment with the Company.

TABLE IV

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2009)

The following table sets forth certain information with respect to the number of options that the Named Executive Officers exercised in 2009 and the value realized from the vesting of restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
	(#)	($)	(#)	($)
Charles Fabrikant
Chairman of the Board, President and Chief Executive Officer	52,500	2,348,850	25,500	1,444,575

Richard Ryan
Senior Vice President and Chief Financial Officer	4,492	114,050	1,900	107,635

Dick Fagerstal
Senior Vice President for Finance and Corporate Development	-	-	2,100	118,965

John Gellert
Senior Vice President	-	-	8,000	453,200

Paul Robinson
Senior Vice President, General Counsel and Secretary	-	-	1,000	90,870
______________________

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price on the date of exercise.

(2)	The value realized on vesting is determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting.

TABLE V
NON-QUALIFIED DEFERRED COMPENSATION (FISCAL YEAR 2009)

A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by the Company in 2005 and provides non-employee directors and a select group of highly compensated employees (including the Named Executive Officers) the ability to defer receipt of up to 75% of their cash base salary, up to 100% of their cash bonus and up to 100% of their vested restricted stock for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (the Company is not obligated to actually invest any deferred amounts in the selected investment options). Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least six months after the separation from service. Participants are always 100% vested in the amounts that participants contribute to their Deferred Compensation Plan accounts. The Company, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements.

The following table sets forth for the Named Executive Officers certain information as of December 31, 2009, and for the year then ended with respect to the Deferred Compensation Plan.

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)
Charles Fabrikant
Chairman of the Board, President and Chief Executive Officer	101	(2,471,304)	-

Richard Ryan
Senior Vice President and Chief Financial Officer	-	-	-

Dick Fagerstal
Senior Vice President for Finance and Corporate Development	-	-	-

John Gellert
Senior Vice President	18,672	-	97,000

Paul Robinson
Senior Vice President, General Counsel and Secretary	-	-	-

TABLE VI
POTENTIAL PAYMENTS UPON DEATH, DISABILITY, QUALIFIED RETIREMENT,
TERMINATION WITHOUT CAUSE OR A CHANGE OF CONTROL

The following table sets forth cash bonus payments and the acceleration of stock options and restricted stock upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” as of December 31, 2009.

Name	Bonus Awards (1)	Option Awards (2)	Stock Awards (3)	Total
	($)	($)	($)	($)
Charles Fabrikant
Chairman of the Board, President and Chief Executive Officer	1,872,322	348,330	8,700,125	10,920,777

Richard Ryan
Senior Vice President and Chief Financial Officer	172,192	98,197	640,500	910,889

Dick Fagerstal
Senior Vice President for Finance and Corporate Development	165,556	116,110	709,125	990,791

John Gellert
Senior Vice President	566,126	312,503	3,095,750	3,974,379

Paul Robinson
Senior Vice President, General Counsel and Secretary	172,192	19,136	457,500	648,828

______________________

(1)
As described in Table I, Footnote 1, sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. The amount in this table represents the total of all remaining annual installments yet to be paid as of December 31, 2009.

(2)
The dollar amount in this column reflects the accumulated value based on the difference between the strike prices and the closing price of Common Stock on December 31, 2009, which was $76.25, for unvested options that would accelerate upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control.” Unvested options to purchase Common Stock with strike prices greater than $76.25 were excluded.

(3)
The dollar amount in this column reflects the closing price of Common Stock on December 31, 2009, which was $76.25, for unvested shares that would accelerate upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control.”

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Company has established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.

The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Corporate Governance Guidelines, its Code of Conduct and Business and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.

For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective Immediate Family (as defined in the Policy).

The Related Person Transactions Policy provides that Transactions since the beginning of the last fiscal year must be approved or ratified by the Board. The Board has delegated to the Audit Committee the review and, when appropriate, approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person is excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.

Whether a Related Person’s interest in a transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by Company management.

The following factors are taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

(i)	the Related Person’s relationship to the Company and interest in the Transaction;

(ii)	the material facts of the Transaction, including the proposed aggregate value of such Transaction;

(iii)	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;

(iv)	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;

(v)	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;

(vi)	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

(vii)	the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to Transactions with a Related Person for purposes of this Policy given their nature, size and/or degree of significance to the Company:

(i)
Use of property, equipment or other assets owned or provided by the Company, including aircraft, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for Company business purposes where the value of any personal use during the course of a year is less than $10,000;

(ii)
Reimbursement of business expenses incurred by a director or executive officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;

(iii)	Compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;

(iv)
Compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of Company-owned or Company-provided assets (“Perquisites”), including but not limited to personal use of Company-owned or Company-provided aircraft and housing, not used primarily for Company business purposes may give rise to a transaction with a Related Person;

(v)
A transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

(vi)	A transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company manages barge pools as part of its Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges are combined and the net results are allocated on a pro-rata basis based on the number of barge days contributed by each participant. Mr. Charles Fabrikant, the Chief Executive Officer of SEACOR, companies controlled by Mr. Fabrikant and trusts for the benefit of Mr. Fabrikant’s two children, own barges that participate in the barge pools managed by the Company. In the years ended December 31, 2009, 2008 and 2007, Mr. Fabrikant and his affiliates earned $1.0 million, $1.7 million and $1.7 million, respectively, of net barge pool results (after payment of $0.1 million, $0.1 million and $0.1 million, respectively, in management fees to the Company). As of December 31, 2009, 2008 and 2007, the Company owed Mr. Fabrikant and his affiliates $0.4 million, $0.7 million and $0.5 million, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pools on the same terms and conditions as other pool participants who are unrelated to the Company.

During the year ended December 31, 2008, the Company purchased a barge from Mr. Fabrikant’s sister for $0.5 million and sold it to Inland River Services’ South American joint venture. The proceeds received by Mr. Fabrikant’s sister were deposited into a construction reserve fund established by her that is managed by the Company. Additionally, during the year ended December 31, 2008, the Company, on behalf of Mr. Fabrikant, sold three barges owned by him for scrap, for $0.3 million.

Eric Fabrikant, son of Charles Fabrikant, the CEO and a director of the Company, is Vice President of the Company’s Commodity Trading unit. On January 9, 2009, Mr. Fabrikant was promoted to Chief Executive Officer of Seabulk Towing, Inc., Seabulk Tankers, Inc. and SEACOR Ocean Transport Inc. As compensation for his services as an executive of the Company during 2009, Mr. Fabrikant was paid a salary of $175,000 and was awarded a bonus of $85,000. Mr. Fabrikant’s salary in 2010 is at a rate of $175,000 per annum. In 2010, Mr. Fabrikant was granted 2,500 restricted shares of Common Stock and options to purchase 3,500 shares of Common Stock in recognition of his service in 2009. Upon joining the Company in 2007, Mr. Fabrikant was paid a sign-on bonus of $50,000 and granted 1,000 restricted shares of Common Stock and options to purchase 2,500 shares of Common Stock. All options and restricted common stock vest ratably over five years.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2010. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Ernst & Young served as independent auditor for the Company for the fiscal year ended December 31, 2009.

Representatives of Ernst & Young will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.

The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to ratify the appointment of Ernst & Young.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

Independent Auditor Fee Information

Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:
	2009	2008
Audit Fees	$2,271,230	$2,014,935
Audit-Related Fees	100,316	34,598
Tax Fees	162,949	174,866
All Other Fees	50,839	45,853
Total	$2,585,334	$2,270,252

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, reporting on management’s assertions regarding internal controls over financial reporting in compliance with Sarbanes Oxley Section 404, review of the Company’s quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of Financial Accounting Standards Board pronouncements and Securities and Exchange Commission regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young LLP. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit services, audit related services, and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the committee annually reviews and approves a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent auditor, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent auditor to provide tax and/or all other non-audit services.

OTHER MATTERS

Other Actions at Meeting

The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Limitation on Stockholder Action by Written Consent; Special Meetings of Stockholders; Removal of Directors; Vacancies

The Certificate of Incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon. The By-Laws provide that, to be properly brought before an annual meeting of stockholders, business must be (A) specified in the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, or (C) by any stockholder of the Company who (i) was a stockholder of record of the Company at the time the stockholder notice described below is delivered to the Secretary of the Company, and at the time of the annual meeting of stockholders, (ii) is entitled to vote at the annual meeting of stockholders and (iii) complies with the notice procedures described below. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of stockholders, subject to certain exceptions. The By-Laws further provide that, unless otherwise prescribed by law, special meetings of stockholders can only be called by the Chairman of the Board, the President or pursuant to a resolution approved by a majority of the Board and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to stockholders respecting the special meeting.

The By-Laws also provide that directors can be removed from office (prior to the expiration of their term) with or without “cause” by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the Board can be filled only by the remaining directors then in office.

Stockholder Nomination of Directors

The By-Laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of stockholders (subject to certain exceptions), and the notice must contain (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be transacted, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest of such stockholder in such business; and (C) as to the stockholder giving the notice on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s most recent stockholder lists, of the stockholder proposing such proposal, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or other proposal between or among such stockholder, any affiliate or associate, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, with respect to shares of stock of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Any stockholder who desires to propose any matter at an annual meeting of stockholders shall, in addition to the aforementioned requirements described in clauses (A) through (C), comply in all material respects with the content and procedural requirements of Rule 14a-8 of Regulation 14A under the Exchange Act, irrespective of whether the Company is then subject to such Rule or said Act. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-Laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

Restrictions on Foreign Ownership of Common Stock and Related Matters

The Company is subject to a variety of U.S. federal statutes and regulations, including the Shipping Act of 1916, as amended (the “Shipping Act”), and the Merchant Marine Act of 1920, as amended (the “1920 Act”, and collectively with the Shipping Act, the “Acts”), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports.

Generally, the Acts require that vessels engaged in U.S. coastwise trade must be owned by U.S. citizens. In order for a corporation operating in U.S. coastwise trade to qualify as a U.S. citizen, at least 75% of the outstanding capital stock of the corporation must be owned by persons or organizations that are U.S. citizens, as defined in the Shipping Act. Accordingly, if persons or organizations that are not U.S. citizens as so defined were to own more than 25% of the Common Stock, the Company would not (until such foreign ownership was reduced to or below 25%) be permitted to continue its U.S. coastwise trade operations. To help facilitate compliance with the Acts, the Certificate of Incorporation requires the Company to institute and to implement through the transfer agent for the Common Stock a dual stock certificate system, pursuant to which certificates evidencing shares of Common Stock bear legends which, among other things, designate such certificates as either “foreign” or “domestic,” depending on the citizenship of the owner. The Certificate of Incorporation also establishes procedures designed to enable the Company to monitor and limit foreign ownership of the Common Stock, and authorizes the Board under certain circumstances to redeem shares of stock owned by non-U.S. citizens. Moreover, the By-Laws provide that the Chairman of the Board and Chief Executive Officer, and the President must each be U.S. citizens, and restrict any officer who is not a U.S. citizen from acting in the absence or disability of such person. The By-Laws further provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009, accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2011 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 31, 2010, to be eligible for inclusion in the proxy statement and proxy card relating to the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 3 of the By-Laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s Annual Meeting of Stockholders (or if there was no such prior annual meeting, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the one hundred twentieth (120th) day prior to the date which represents the second Tuesday in May of the current year); provided, however, that in the event that the date of the annual meeting is more than twenty-five (25) days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

For the Board of Directors,

Paul L. Robinson
Corporate Secretary